As filed with the Securities and Exchange Commission on February 28, 2011

Registration No. 333-149808

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Arbinet Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3930916
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

(Address, including zip code, of Principal Executive Offices)

Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, As Amended

(Full Title of the Plan)

Thomas D. Hickey

General Counsel and Secretary

Primus Telecommunications Group, Incorporated

7901 Jones Branch Drive, Suite 900

McLean, VA 22102

(Name and address of agent for service)

(703) 902-2800

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

Arbinet Corporation (“Arbinet”) is filing this Post-Effective Amendment No. 1 to the registration statement on Form S-8 (Registration No. 333-149808) filed with the Securities and Exchange Commission on March 19, 2008 (the “Registration Statement”) to deregister all unsold shares of common stock, par value $0.001 per share, of Arbinet that were reserved for issuance under the Arbinet-thexchange, Inc. 2004 Stock Incentive Plan, as Amended (the “Plan”) and registered under the Registration Statement.

On February 28, 2011, pursuant to an Agreement and Plan of Merger, dated November 10, 2010, as amended by Amendment No. 1 thereto dated December 14, 2010, by and among Arbinet, Primus Telecommunications Group, Incorporated, a Delaware corporation (“Primus”), and PTG Investments, Inc., a Delaware corporation and a wholly owned subsidiary of Primus (“Merger Sub”), Merger Sub merged with and into Arbinet (the “Merger”), with Arbinet surviving the Merger as a wholly owned subsidiary of Primus.

As a result of the Merger, Arbinet has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. Arbinet is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration any and all of the securities that remain unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of McLean, State of Virginia, on February 28, 2011.

ARBINET CORPORATION

By:	/s/ James C. Kelley
James C. Keeley
Vice President—Corporate Controller and Acting Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Peter D. Aquino Peter D. Aquino	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	February 28, 2011

/s/ James C. Keeley James C. Keeley	Vice President—Corporate Controller and Acting Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 28, 2011

/s/ Christie A. Hill Christie A. Hill	Director	February 28, 2011

/s/ Mark T. Guirgis Mark T. Guirgis	Director	February 28, 2011